EXHIBIT 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 9 to Form S-11 on Form S-3 Registration Statement (No. 333-184476) and related Prospectus of Resource Real Estate Opportunity REIT II, Inc., and to the incorporation by reference therein of our report dated May 29, 2015 with respect to the Statement of Revenues and Certain Expenses of Farrington Lakes Apartments NF L.P. for the year ended December 31, 2014, included in its Current Report (Form 8-K/A) dated June 12, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
February 16, 2016